UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

NOVAGOLD RESOURCES INC.
(Exact name of Registrant as specified in its charter)

Nova Scotia	Not Applicable
(State or jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

3454-1055 Dunsmuir Street
Vancouver, British Columbia
Canada	V7X 1K8
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Common Shares, no par value	The American Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: ____ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

Item 1.     Description of Registrant’s Securities to be Registered.

                    The authorized capital of the Registrant consists of 100,000,000 common shares without par value (the “Common Shares”) and 10,000,000 preferred shares, without par value. As of November 25, 2003, the Registrant had 53,036,210 fully paid and non-assessable Common Shares issued and outstanding. No preferred shares were outstanding.

                    All of the Common Shares rank equally as to voting rights, participation in a distribution of the assets of the Registrant on a liquidation, dissolution or winding-up of the Registrant and the entitlement to dividends. The holders of the Common Shares are entitled to receive notice of all meetings of shareholders and to attend and vote the shares at the meetings. Each Common Share carries with it the right to one vote.

                    In the event of the liquidation, dissolution or winding-up of the Registrant or other distribution of its assets, the holders of the Common Shares will be entitled to receive, on a pro rata basis, all of the assets remaining after the Registrant has paid out its liabilities. Distributions in the form of dividends, if any, will be set by the Board of Directors. The Registrant is limited in its ability to pay dividends on its Common Shares by limitations under the Companies Act (Nova Scotia) relating to the sufficiency of profits from which dividends may be paid. The Registrant currently has no intention of paying dividends on its Common Shares.

                    Provisions as to the modification, amendment or variation of the rights attached to the Common Shares are contained in the Registrant's memorandum and articles of association and the Companies Act (Nova Scotia). Generally speaking, substantive changes to the share capital require the approval of the shareholders by special resolution (at least 75% of the votes cast) and in certain cases approval by the holders of a class or series of shares, including in certain cases a class or series of shares not otherwise carrying voting rights, in which event the resolution must be approved by no less than two-thirds of the votes cast by shareholders who vote in respect of the resolution.

Item 2.     Exhibits.

The following exhibits are filed as a part of this Registration Statement:

Exhibit	Description
Number

1	Memorandum and Articles of Association of NovaGold Resources Inc.

SIGNATURE

                    Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

NOVAGOLD RESOURCES INC.

By: /s/ R.J. (Don) MacDonald
Name: R.J. (Don) MacDonald
Title: Senior Vice President and Chief Financial Officer

Dated: December 1, 2003

Exhibit Index

Exhibit Number	Description
1	Memorandum and Articles of Association of NovaGold Resources Inc.